                                                                    Exhibit 99.1

[WARNACO LOGO]

FOR IMMEDIATE RELEASE

                                Company Contact:  Deborah Abraham
                                                  Director, Investor Relations
                                                  (212) 287-8289


             WARNACO REPORTS FOURTH QUARTER AND FISCAL 2003 RESULTS
--------------------------------------------------------------------------------

New York, N.Y. March 8, 2004 - The Warnaco Group, Inc. (NASDAQ: WRNC) today announced fourth quarter and fiscal year 2003 results. For the fourth quarter of fiscal 2003 net revenues were $337.4 million compared to $339.1 million for the prior year fourth quarter. Income from continuing operations for the fourth quarter of fiscal 2003 was $10.7 million, or $0.23 per diluted share, a $65.5 million improvement over the fourth quarter of fiscal 2002 loss from continuing operations of $54.8 million, or $1.03 per diluted share. The net loss for the fourth quarter of fiscal 2003 was $4.1 million, or $0.09 per diluted share, compared to a net loss of $59.5 million, or $1.12 per diluted share, for the prior year period (see Schedule 1). The Company notes that reduced selling, general and administrative ("SG&A") expense was a principal contributor to the improved results.

The Company emerged from bankruptcy on February 4, 2003, and therefore the reported fiscal year 2003 results are for the eleven-month period commencing on February 5, 2003 and ending on January 3, 2004. For that eleven-month period, net revenues were $1.26 billion, income from continuing operations was $20.3 million, or $0.45 per diluted share, and net income was $1.9 million, or $0.04 per diluted share (see Schedule 1). These results include the effects of the restatement of operating results for the first three quarters of fiscal 2003 to reflect a non-cash charge of approximately $0.01 per diluted share per quarter for the amortization of the intangible asset associated with the Company's Calvin Klein jeans license over its remaining license period of 42 years. For further information concerning the restatement, please refer to "Restatement of Prior Results" and Schedule 10 in this press release. The Company notes that, due to this restatement, its previously filed Quarterly Reports on Form 10-Q for the first, second and third quarters of fiscal 2003 should not be relied upon by investors and should be read in conjunction with the restated results appearing in Schedule 10 of this press release and the Notes to the Consolidated Financial Statements section of the Company's Annual Report on Form 10-K which the Company expects to file on or before March 18, 2004.


During the fourth quarter of fiscal 2003 the Company:

    o Signed an exclusive worldwide license with Sweetface Fashion Company to market and produce JLO by Jennifer Lopez(R) lingerie;

    o Undertook several initiatives to further the growth of its brands, including the introduction of a Chaps(R) denim line, a junior underwear line under the Choice Calvin Klein(R) label, Lejaby Rose(R), a new Lejaby(R) introduction, and the extension of the Speedo(R) brand through a sub-license agreement for performance water; and

    o Further rationalized its sourcing and distribution infrastructures through the sale of its Honduran and Mexican intimate apparel manufacturing operations and the move to a Company-owned distribution center for its Calvin Klein jeans business.

Earlier in the year, the Company:

    o Continued to execute its plan to exit certain non-core businesses through the sale of the ABS by Allen Schwartz(R) business unit;

    o    Entered into a sub-licensing agreement for Calvin Klein kids jeanswear;

    o Strengthened its partnerships by extending its license with Polo Ralph Lauren for Chaps men's sportswear for an additional ten years through 2018, fostered improved relationships with Calvin Klein, Inc. and Speedo International Ltd. and signed a new license agreement for Nautica(R)swimwear and beachwear;

    o Built on the momentum of the Speedo brand through the introduction of Beach, a fashion line, the expansion of the Lifeguard line to include contemporary fashion swimwear and cover-ups and the growth of the Speedo footwear and accessories business; and

    o Elected to expense stock options beginning in the first quarter of fiscal 2003.

In addition to the financial information presented in accordance with generally accepted accounting principles ("GAAP"), this press release includes financial information on a pro forma basis as if the Company had emerged from bankruptcy at the beginning of fiscal 2002 and which reflects (i) the elimination of bankruptcy-related fees and expenses; (ii) the elimination of expenses and income related to the Company's bankruptcy reorganization (i.e., the cancellation of indebtedness and other fresh start accounting adjustments);
(iii) the elimination of restructuring charges related to actions initiated prior to the Company's emergence from bankruptcy which continued through the end of fiscal 2003; (iv) adjustments to depreciation and amortization expense to reflect the fair value of the Company's assets as determined as of February 4, 2003; (v) adjustments to interest expense to reflect the Company's new debt structure; and (vi) adjustments to the Company's income tax expense to reflect the Company's post-emergence tax status. See Schedules 2, 4, 5, 6, 7 and 9 for a summary of pro forma information for each period presented. The pro forma results for fiscal year 2003 combine the eleven-month period beginning February 5, 2003 and ending January 3, 2004 with the one-month period beginning January 5, 2003 and ending February 4, 2003. For all periods of fiscal 2002, the pro forma financials include adjustments to reflect the reclassifications of certain expenses between cost of goods sold and SG&A expense (see Schedule 9). The Company believes the pro forma information is useful to investors in comparing the Company's results with prior periods.

FOURTH QUARTER RESULTS

On a pro forma basis, as if the Company had emerged from bankruptcy at the beginning of fiscal 2002, for the three months ended January 3, 2004:

    o Net revenues were $337.4 million, down slightly from $339.1 million in the fourth quarter of fiscal 2002. Net revenues for the fourth quarter of fiscal 2002 included $2.6 million of net revenues associated with business units that were sold or discontinued during fiscal 2002 (primarily the Company's domestic outlet retail stores). Excluding net revenues from these sold or discontinued business units, net revenues for the fourth quarter of fiscal 2003 increased by approximately 0.3% compared to the fourth quarter of fiscal 2002. However, foreign currency translation gains accounted for $13.7 million of net revenue in 2003;

    o Gross profit was $109.1 million, or 32.3% of net revenues, compared to $93.7 million, or 27.6% of net revenues, in the fourth quarter of fiscal 2002. The 470 basis point improvement in gross margin was due primarily to reduced product costs from improved sourcing;

    o SG&A expenses were $86.2 million, or 25.5% of net revenues, compared to $85.9 million, or 25.3% of net revenues, in the fourth quarter of fiscal 2002. SG&A expenses for the fourth quarter of fiscal 2003 include $1.1 million of non-cash stock based compensation expense related to restricted stock awards and stock options granted during fiscal 2003 and a $3.6 million charge related to the Company's incentive compensation plan, which were not included in fourth quarter fiscal 2002 results;

    o Pension income was $6.5 million as a result of the actual return on plan assets exceeding the increase in pension plan liabilities for the Company's frozen pension plan;

    o Operating income was $29.5 million, or 8.7% of net revenues, compared to $6.4 million, or 1.9% of net revenues, in fiscal 2002;

    o Interest expense decreased by $2.6 million to $5.0 million, compared to $7.6 million in fiscal 2002, due to a reduction in debt and lower interest rates;

    o Income from continuing operations was $15.1 million, or $0.33 per diluted share, compared to a loss from continuing operations of $0.7 million, or $0.01 per diluted share, in the fourth quarter of fiscal 2002. This $15.8 million improvement includes approximately $1.0 million from foreign currency translation gains; and

    o EBITDA was $38.7 million, or 11.5% of net revenues, compared to $15.4 million, or 4.5% of net revenues, in the fourth quarter of fiscal 2002. Fourth quarter EBITDA includes $6.5 million of pension-related income which the Company excludes from its analysis of operations. The Company utilizes the measure EBITDA in addition to operating income to assess its business results. For a discussion of EBITDA, see "Use of EBITDA and Pro Forma Financial Information" in this press release. For a reconciliation of income from continuing operations to EBITDA, see
         Schedule 2.

Joe Gromek, President and Chief Executive Officer, stated: "Fiscal 2003 marked an important milestone for our Company. We positioned Warnaco for growth and realized the initial benefits of our strategic plan. Our team executed on programs aimed at reducing expenses while capitalizing on the strength of our brands and market position. We have also fostered improved relations with our key retail accounts. We look forward to fully realizing the benefit of our restructuring initiatives, with expected operational improvements in our Calvin Klein jeans and intimate apparel businesses, while we continue to execute on our strategic growth initiatives in Chaps, Calvin Klein underwear and Speedo."

FULL YEAR FISCAL 2003 RESULTS

On a pro forma basis, as if the Company had emerged from bankruptcy at the beginning of fiscal 2002, for the fiscal year 2003:

    o Net revenues were $1.37 billion, down 2.4% from $1.41 billion in fiscal 2002. Net revenues for fiscal 2002 included $46.2 million of net revenues associated with business units that were sold or discontinued during fiscal 2002 (sold or discontinued business units include the Company's domestic outlet retail stores, GJM, Penhaligon's, IZKA, Weight Watchers, Fruit of the Loom and Ubertech). Excluding net revenues from these sold or discontinued business units, fiscal 2003 net revenues increased by approximately 0.9% compared to fiscal 2002. However, foreign currency translation gains accounted for $34.0 million of net revenue in fiscal 2003;

    o Gross profit was $447.5 million, or 32.6% of net revenues, compared to $442.6 million, or 31.4% of net revenues, in fiscal 2002. The improvement in gross profit was due primarily to reduced product costs from improved sourcing and a reduction in sales allowances compared to fiscal 2002;

    o SG&A expenses were $353.9 million, or 25.8% of net revenues, compared to $358.9 million, or 25.5% of net revenues, in fiscal 2002. SG&A expenses for fiscal 2003 declined by $5.0 million compared to fiscal 2002 due to expense management initiatives. In addition, SG&A for fiscal 2003 included $5.5 million of non-cash stock based compensation expense related to restricted stock awards and stock options granted during fiscal 2003 and an $8.8 million charge related to the Company's incentive compensation plan, which were not included in fiscal 2002 results;

    o Pension income was $6.5 million as a result of the actual return on plan assets exceeding the increase in pension plan liabilities for the Company's frozen pension plan;

    o Operating income was $100.1 million, or 7.3% of net revenues, compared to $78.3 million, or 5.6% of net revenues, in fiscal 2002;

    o Interest expense decreased by $8.3 million to $23.2 million, compared to $31.5 million in fiscal 2002, due to a reduction in debt and lower interest rates;

    o Income from continuing operations increased 69% to $47.6 million compared to $28.2 million in fiscal 2002. This $19.4 million improvement includes approximately $1.8 million from foreign currency translation gains;

    o Diluted income per share from continuing operations increased by approximately 69% to $1.05, compared to $0.62 in fiscal 2002; and

    o EBITDA was $137.2 million, or 10.0% of net revenues, compared to $112.6 million, or 8.0% of net revenues, in fiscal 2002. Fiscal 2003 EBITDA includes $6.5 million of pension-related income which the Company excludes from the analysis of its operations. Excluding this benefit, EBITDA was $130.7 million. For a discussion of EBITDA, see "Use of EBITDA and Pro Forma Financial Information" in this press release. For a reconciliation of income from continuing operations to EBITDA, see
         Schedule 2.

The Company noted the following balance sheet highlights (on an actual basis) as of January 3, 2004:

    o Inventory declined by $68.2 million, or 19.6%, to $279.8 million, compared to $348.0 million at February 4, 2003. The decrease in inventory primarily reflects improved inventory management and, to a lesser extent, the closing of the Company's remaining U.S. outlet retail stores in the fourth quarter of fiscal 2002; and

    o Cash increased by $26.6 million, or 98.9%, to $53.5 million at January 3, 2004, compared to cash (including restricted cash) of $26.9 million at February 4, 2003. Debt decreased by $35.4 million from $246.5 million at February 4, 2003 to $211.1 million at January 3, 2004. For the eleven months ended January 3, 2004, the combined increase in cash and reduction of debt totaled $62.0 million.

Larry Rutkowski, Senior Vice President - Finance and Chief Financial Officer, commented: "We achieved the key financial and operational objectives we set for 2003. To this end, we advanced the integration of our shared services platform and further rationalized our sourcing and distribution infrastructures while continuing to divest our non-core assets. These moves are expected to reduce costs and improve gross margins and asset utilization going forward. We also ended the year with a strong balance sheet, including $53.5 million in cash and no outstanding balances under our revolving credit facility. This places us in a solid position to pursue the many opportunities that exist for our Company, and importantly, create added value for our shareholders."

FUTURE GUIDANCE

Over the next three years the Company is targeting:

    o    Modest near term revenue growth, increasing in future years;

    o Gross margin percentage increasing on average over 1 percentage point per year;

    o    Maintaining a competitive SG&A level; and

    o    Double-digit percentage operating margin growth annually.

As previously reported, the Company's first quarter fiscal 2003 results were positively affected by many factors including increased sales of certain swimwear products, as compared to the prior year period. Also, earlier shipment of certain swimwear, Calvin Klein underwear and Calvin Klein jeans programs had a positive effect on first quarter 2003 results. The Company does not expect a recurrence of these events in the first quarter of fiscal 2004. Beyond the first quarter of fiscal 2004, the Company anticipates improved results compared to the corresponding periods of fiscal 2003.

In addition, to effectively capitalize on an Olympic year and new product launches, the Company plans to increase marketing expenses. This is expected to result in a modest increase in SG&A expense as a percent of net revenues over fiscal 2003 levels.

RESTATEMENT OF PRIOR RESULTS

In the course of finalizing the Company's 2003 financial statements, the Company, after consultation with its auditors, has determined that its Calvin Klein jeans license, which had been classified as an indefinite lived asset and thus not amortized, should be classified as a finite lived asset and amortized over the remaining license period of 42 years commencing February 5, 2003. As a result, fiscal 2003 results reflect a non-cash amortization charge of $2.1 million related to this license. The Company has restated operating results for the first three quarters of fiscal 2003 to reflect the non-cash amortization charge of approximately $0.6 million, or $0.01 per diluted share, per quarter. The restatement had no impact on EBITDA or cash flows from operations and will not affect these measures in the future. During fiscal 2002 and through February 4, 2003, the carrying value of this license was zero. Therefore, the restatement does not affect the Company's financial results for periods prior to February 4, 2003. The Calvin Klein jeans license was revalued upon the adoption of fresh start accounting. The Company has also adjusted its February 4, 2003 fresh start balance sheet to reflect the tax impact of this restatement. The Company notes that, due to this restatement, its previously filed Quarterly Reports on Form 10-Q for the first, second and third quarters of fiscal 2003 should not be relied upon by investors and should be read in conjunction with the restated results appearing in
Schedule 10 of this press release and the Notes to the Consolidated Financial Statements section of the Company's Annual Report on Form 10-K which the Company expects to file on or before March 18, 2004.

PENSION ACCOUNTING

In fiscal 2003, the Company changed its method of accounting for defined benefit pension plans to a method that accelerates the recognition of gains and losses on pension plan assets and the liability for pension plan obligations. The Company will record net pension expense or income in the fourth quarter of each fiscal year in accordance with Statement of Financial Accounting Standards ("SFAS") No. 87. This change will result in additional volatility in pension expense or income in future periods. Therefore, the Company has disclosed pension expense or income in its consolidated financial statements. The Company will file a preferability letter with its Annual Report on Form 10-K.

DISCONTINUED OPERATIONS AND RESTRUCTURING CHARGES

Pro forma results exclude the losses from discontinued operations and restructuring charges. The loss from discontinued operations for the fourth quarter of fiscal 2003 was $14.8 million, including $9.8 million of restructuring charges. Discontinued operations for the fourth quarter include:
(i) the remaining 44 Speedo Authentic Fitness retail stores that will be closed during the first half of fiscal 2004; (ii) the ABS by Allen Schwartz business unit sold on January 31, 2004, including a $3.0 million impairment charge related to the loss on the sale; and (iii) the Warner's brand and business in Europe.

For the fourth quarter of fiscal 2003, restructuring charges related to continuing operations of $10.0 million were primarily related to the sale of the Company's Honduras manufacturing facility, the closure of distribution facilities in Canada, the termination of the Company's third party distribution agreement for the Secaucus, New Jersey operation, and the consolidation of certain manufacturing operations in France.

For fiscal 2003, the loss from discontinued operations was $18.9 million, including $9.8 million of restructuring charges. The fiscal 2003 discontinued operations include the items in (i) through (iii) listed above.

For fiscal 2003, restructuring charges related to continuing operations of $21.2 million were primarily related to the sale of the Company's Honduras manufacturing facility, the closure of the Company's facilities in Thomasville, Georgia and distribution facilities in Canada, the termination of the Company's third party distribution agreement for the Secaucus, New Jersey operation, and the consolidation of certain manufacturing operations in France.

Below is a summary of the total restructuring charges included in the Company's financial statements (for periods ending January 3, 2004):

                                                    Fourth           Eleven
                                                    Quarter          Months
                                                    -------          ------
                                                    (in millions of dollars)
Restructuring charges included in:
   Continuing operations:
       Cost of goods sold                            $  2.1          $  2.1
       SG&A                                             7.9            19.1
                                                     ------          ------
            Continuing operations                      10.0            21.2
            Discontinued operations                     9.8             9.8
                                                     ------          ------
            Total                                    $ 19.8          $ 31.0
                                                     ======          ======

During the fourth quarter, the Company announced the sale of its White Stag(R) trademark to Wal-Mart. Proceeds from the sale of the trademark were a $10.0 million payment received in December 2003 and a note receivable for an aggregate of $18.7 million (plus interest) payable over the next three years. The Company will continue to design the White Stag women's sportswear line through at least 2006.

SUBSEQUENT EVENTS

During the first quarter of fiscal 2004, the Company:

    o    Completed the sale of its Honduras manufacturing facility;

    o Completed the sale of its San Luis, Mexico intimate apparel manufacturing operation, completing the move to a 100% sourced business model for the Company's North American intimate apparel businesses; and

    o    Signed a preliminary agreement to license its Warner's brand in Europe.

USE OF EBITDA AND PRO FORMA FINANCIAL INFORMATION

The Company evaluates its operating results based on EBITDA, which it defines as net income before interest expense, income taxes, depreciation and amortization expense. The Company's pro forma information, including pro forma EBITDA, gives effect to the reorganization as if it had occurred at the beginning of fiscal 2002 and, as a result, has been adjusted to exclude the effects of the Company's reorganization. Additionally, pro forma EBITDA excludes the results of discontinued operations.

The Company is presenting EBITDA to enhance the reader's understanding of its operating results. EBITDA is provided because the Company believes it is an important measure of financial performance commonly used to determine the value of companies and to define standards for borrowing from institutional lenders. During fiscal 2001 and 2002, the Company sold assets, wrote down impaired assets, recorded an impairment charge related to the adoption of SFAS 142 and ceased amortizing goodwill and certain intangible assets that had been previously amortized. The Company recorded adjustments to its fixed and intangible assets in connection with its emergence from bankruptcy and the adoption of fresh start accounting as of February 4, 2003. As a result, depreciation and amortization expense, which is included in net income (loss), has decreased significantly from the amounts recorded in prior periods. Accordingly, the Company believes that providing EBITDA makes it easier for investors and others to evaluate the Company's results and to compare its operating results from period to period. Disclosure of EBITDA also provides investors and others with additional criteria used by the Company in assessing its operating performance. EBITDA is used by the Company (i) as a performance measure by which management evaluates its operating performance and the operating performance of its operating divisions, (ii) as a performance measure in presentations to its Board of Directors and (iii) as a component used in determining annual incentive bonus payments to certain of its employees who participate in the Company's Incentive Compensation Plan. In addition, the Company's senior secured credit agreement and the indenture governing the Senior Notes includes covenants that are based on and use EBITDA as a component of the calculations. Accordingly, the Company believes that information regarding EBITDA also provides useful information to investors in evaluating its liquidity and long-term and short-term debt.

EBITDA is a non-GAAP performance and liquidity measure and readers should not construe EBITDA either as an alternative to net income (loss), an indicator of the Company's operating performance, or an alternative to cash flows from operating activities as a measure of the Company's liquidity. The use of EBITDA has certain limitations which readers should consider if using EBITDA to evaluate the Company's financial performance or liquidity. EBITDA does not include income tax or interest expense. Interest and income tax expense have required significant uses of the Company's cash in the past and will require the Company to expend significant cash resources in the future. EBITDA also does not include depreciation or amortization expense. Investors may require an understanding of the Company's depreciation and amortization expense to evaluate its operating results and liquidity requirements. The Company compensates for these limitations by evaluating its debt and interest service and its capital expenditure requirements separately from its evaluation of its operating performance and by using this non-GAAP financial measure as a supplement to its GAAP results to provide a more complete understanding of the factors and trends affecting its business. The Company may calculate EBITDA differently than other companies.

The Company has presented financial information on a pro forma basis. The Company believes that the consummation of the Company's plan of reorganization, the adoption of fresh start reporting and the offering of Senior Notes are significant events and, therefore, the presentation of pro forma financial information giving effect to these events provides material information that is useful to investors in comparing the Company's results with prior and future periods.

Stockholders and other persons are invited to listen to the fourth quarter earnings conference call scheduled for today, Monday, March 8, 2004 at 9:00 a.m. Eastern Time. To participate in Warnaco's conference call, dial (888) 262-9189 approximately five minutes prior to the 9:00 a.m. Eastern start time. The call will also be broadcast live over the Internet at www.warnaco.com. An online archive will be available immediately following the call.

This press release was furnished to the Securities and Exchange Commission and may be accessed at the following Internet location: www.sec.gov, as well as through the Company's website: www.warnaco.com.

About The Warnaco Group, Inc.

The Warnaco Group, Inc., headquartered in New York, is a leading apparel company engaged in the business of designing, marketing and selling intimate apparel, menswear, jeanswear, swimwear, men's and women's sportswear and accessories under such owned and licensed brands as Warner's(R), Olga(R), Lejaby(R), Body Nancy Ganz(TM), JLO by Jennifer Lopez(R) lingerie, Chaps(R), Calvin Klein(R) men's and women's underwear, men's accessories, men's, women's, junior women's and children's jeans and women's and juniors swimwear, Speedo(R) men's, women's and children's swimwear, sportswear and swimwear accessories, Anne Cole Collection(R), Cole of California(R), Catalina(R) and Nautica(R) swimwear.

FORWARD-LOOKING STATEMENTS

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect, when made, the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including general economic conditions affecting the apparel industry, changing fashion trends, pricing pressures which may cause the Company to lower its prices, increases in the prices of raw materials the Company uses, changing international trade regulation and elimination of quotas on imports of textiles and apparel, the Company's history of losses, the Company's ability to protect its intellectual property rights, the Company's dependency on a limited number of customers, the Company's dependency on the reputation of its brand names, the Company's exposure to conditions in overseas markets, the competition in the Company's markets, the comparability of financial statements for periods before and after the Company's adoption of fresh start accounting, the Company's history of insufficient disclosure controls and procedures and internal controls and restated financial statements, the Company's future plans concerning guidance regarding its results of operations, the effect of the SEC's investigation, the effect of local laws and regulations, shortages of supply of sourced goods or interruptions in the Company's manufacturing, the Company's level of debt, the Company's ability to obtain additional financing, the restrictions on the Company's operations imposed by its revolving credit facility and the indenture governing the senior notes and the Company's ability to service its debt. All statements other than statements of historical fact included in this press release are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements may contain the words "believe," "anticipate," "expect," "estimate," "project," "will be," "will continue," "will likely result," or other similar words and phrases. Forward-looking statements and the Company's plans and expectations are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, and the Company's business in general is subject to certain risks that could affect the value of its stock.

Investor Relations:  Allison Malkin
                     Integrated Corporate Relations
                     (203) 222-9013

             Media:  Doug Morris
                     Gavin Anderson & Company
                     (212) 515-1960/(212) 515-1964

                                                                      SCHEDULE 1

                             THE WARNACO GROUP, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCLUDING PER SHARE DATA)
                                   (UNAUDITED)

                                                                            QUARTER                            PERIOD-TO-DATE
                                                       -------------------------------------------------   ----------------------
                                                         Successor Company        Predecessor Company        Successor Company
                                                       -----------------------   -----------------------   ----------------------
                                                           For the Three             For the Three            For the Eleven
                                                            Months Ended              Months Ended             Months Ended
                                                          January 3, 2004           January 4, 2003           January 3, 2004
                                                       -----------------------   -----------------------   ----------------------
Net revenues                                           $              337,424    $              339,100    $           1,264,249
Cost of goods sold                                                    230,403                   236,654                  862,401
                                                       -----------------------   -----------------------   ----------------------
Gross profit                                                          107,021                   102,446                  401,848
Selling, general and administrative expenses                           86,967                   112,998                  327,248
Pension (income) expense                                               (6,488)                    1,350                   (6,488)
Restructuring items                                                     7,835                         -                   19,101
Reorganization items                                                        -                    37,395                        -
Amortization of sales order backlog                                         -                         -                   11,800
                                                       -----------------------   -----------------------   ----------------------
Operating income (loss)                                                18,707                   (49,297)                  50,187
Gain on cancellation of pre-petition indebtedness                           -                         -                        -
Fresh start adjustments                                                     -                         -                        -
Other (income) expense, net                                              (586)                      (58)                  (2,817)
Interest expense                                                        4,966                     5,785                   20,641
                                                       -----------------------   -----------------------   ----------------------
Income (loss) from continuing operations before
    provision (benefit) for income taxes  and
    change in accounting principle                                     14,327                   (55,024)                  32,363
Provision (benefit) for income taxes                                    3,632                      (188)                  12,084
                                                       -----------------------   -----------------------   ----------------------
Income (loss) from continuing operations before
    change in accounting principle                                     10,695                   (54,836)                  20,279
Discontinued operations                                               (14,810)                   (4,654)                 (18,393)
Cumulative effect of change in accounting principle
    (net of income tax benefit of $53,513)                                  -                         -                        -
                                                       -----------------------   -----------------------   ----------------------
Net income (loss)                                      $               (4,115)   $              (59,490)   $               1,886
                                                       =======================   =======================   ======================
Basic income (loss) per common share: (a)
    Income (loss) from continuing operations before
        accounting change                              $                 0.24    $                (1.03)   $                0.45
    Discontinued operations                                             (0.33)                    (0.09)                   (0.41)
    Cumulative effect of accounting change                                  -                         -                        -
                                                       -----------------------   -----------------------   ----------------------
    Net income (loss)                                  $                (0.09)   $                (1.12)   $                0.04
                                                       =======================   =======================   ======================
Diluted income (loss) per common share: (a)
    Income (loss) from continuing operations
        before accounting change                        $                0.23    $                (1.03)   $                0.45
    Discontinued operations                                             (0.32)                    (0.09)                   (0.41)
    Cumulative effect of accounting change                                  -                         -                        -
                                                       -----------------------   -----------------------   ----------------------
    Net income (loss)                                  $                (0.09)   $                (1.12)   $                0.04
                                                       =======================   =======================   ======================
Weighted average number of shares outstanding used in
    computing income (loss) per common share: (a)
       Basic                                                           45,157                    52,990                   45,061
                                                       =======================   =======================   ======================
       Diluted                                                         46,072                    52,990                   45,463
                                                       =======================   =======================   ======================

                                                                        PERIOD-TO-DATE
                                                       -----------------------------------------------
                                                                    Predecessor Company
                                                       -----------------------------------------------
                                                            For the One            For the Fiscal
                                                            Month Ended              Year Ended
                                                         February 4, 2003          January 4, 2003
                                                       ----------------------   ----------------------
Net revenues                                           $             110,172    $           1,408,242
Cost of goods sold                                                    66,593                  998,454
                                                       ----------------------   ----------------------
Gross profit                                                          43,579                  409,788
Selling, general and administrative expenses                          32,898                  374,320
Pension (income) expense                                                   -                    5,399
Restructuring items                                                        -                        -
Reorganization items                                                  29,805                  114,495
Amortization of sales order backlog                                        -                        -
                                                       ----------------------   ----------------------
Operating income (loss)                                              (19,124)                 (84,426)
Gain on cancellation of pre-petition indebtedness                 (1,692,696)                       -
Fresh start adjustments                                             (765,726)                       -
Other (income) expense, net                                              359                      (62)
Interest expense                                                       1,751                   19,972
                                                       ----------------------   ----------------------
Income (loss) from continuing operations before
    provision (benefit) for income taxes  and
    change in accounting principle                                 2,437,188                 (104,336)
Provision (benefit) for income taxes                                  78,150                   49,648
                                                       ----------------------   ----------------------
Income (loss) from continuing operations before
    change in accounting principle                                 2,359,038                 (153,984)
Discontinued operations                                                 (501)                  (9,257)
Cumulative effect of change in accounting principle
    (net of income tax benefit of $53,513)                                 -                 (801,622)
                                                       ----------------------   ----------------------
Net income (loss)                                      $           2,358,537    $            (964,863)
                                                       ======================   ======================
Basic income (loss) per common share: (a)
    Income (loss) from continuing operations before
        accounting change                              $               44.52    $               (2.91)
    Discontinued operations                                            (0.01)                   (0.17)
    Cumulative effect of accounting change                                 -                   (15.13)
                                                       ----------------------   ----------------------
    Net income (loss)                                  $               44.51    $              (18.21)
                                                       ======================   ======================
Diluted income (loss) per common share: (a)
    Income (loss) from continuing operations
        before accounting change                       $               44.52    $               (2.91)
    Discontinued operations                                            (0.01)                   (0.17)
    Cumulative effect of accounting change                                 -                   (15.13)
                                                       ----------------------   ----------------------
    Net income (loss)                                  $               44.51    $              (18.21)
                                                       ======================   ======================
Weighted average number of shares outstanding used in
    computing income (loss) per common share: (a)
       Basic                                                          52,990                   52,990
                                                       ======================   ======================
       Diluted                                                        52,990                   52,990
                                                       ======================   ======================


(a) Income (loss) per common share and the weighted average number of shares outstanding of the Predecessor Company are based on historical shares outstanding and do not reflect the effect of the cancellation of the Company's Class A common stock and issuance of 45 million shares of new common stock in connection with the Company's emergence from bankruptcy on February 4, 2003. Due to the cancellation of the Predecessor's Class A common stock and the issuance of 45 million shares of new common stock by the Successor in connection with the Company's emergence from bankruptcy on February 4, 2003, income (loss) per common share for periods beginning after February 5, 2003 will not be comparable to income (loss) per common share for periods beginning before February 5, 2003.

                                                                      SCHEDULE 2

                             THE WARNACO GROUP, INC.

                 PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCLUDING PER SHARE DATA)
                                   (UNAUDITED)

                                                                         For the Three Months Ended
                                                                   ----------------------------------------
                                                                   January 3, 2004 (a)  January 4, 2003 (b)
                                                                   -------------------  -------------------
Net revenues                                                       $       337,424      $       339,100
Cost of goods sold                                                         228,283              245,400
                                                                   -------------------  -------------------
Gross profit                                                               109,141               93,700
Selling, general and administrative expenses                                86,154               85,901
Pension expense (income)                                                    (6,488)               1,350
                                                                   -------------------  -------------------
Operating income                                                            29,475                6,449
Other (income) expense, net                                                   (586)                 (58)
Interest expense                                                             4,966                7,612
                                                                   -------------------  -------------------
Income (loss) from continuing operations
     before provision (benefit) for income taxes                            25,095               (1,105)
Provision (benefit) for income taxes                                        10,038                 (442)
                                                                   -------------------  -------------------
Income (loss) from continuing operations                           $        15,057      $          (663)
                                                                   ===================  ===================
Basic income per common share: (e)
       Income (loss) from continuing operations                    $          0.33      $         (0.01)
                                                                   ===================  ===================
Diluted income per common share: (e)
       Income (loss) from continuing operations                    $          0.33      $         (0.01)
                                                                   ===================  ===================
Weighted average number of shares outstanding
    used in computing income (loss) per
    common share: (e)
       Basic                                                                45,157               45,157
                                                                   ===================  ===================
       Diluted                                                              46,072               45,157
                                                                   ===================  ===================

-------------------------------------------------------------------------------------------------------------
RECONCILIATION OF PRO FORMA INCOME (LOSS) FROM
CONTINUING OPERATIONS TO PRO FORMA EBITDA:

INCOME (LOSS) FROM CONTINUING OPERATIONS                           $        15,057      $          (663)
Provision (benefit) for income taxes                                        10,038                 (442)
Interest expense                                                             4,966                7,612
Depreciation and amortization expense                                        8,664                8,867
                                                                   -------------------  -------------------
Pro forma EBITDA                                                   $       S38,725      $        15,374
                                                                   ===================  ===================

                                                                           For the Fiscal Year Ended
                                                                   ----------------------------------------
                                                                   January 3, 2004 (c)  January 4, 2003 (d)
                                                                   -------------------  -------------------
Net revenues                                                       $     1,374,421      $    1,408,242
Cost of goods sold                                                         926,874             965,593
                                                                   -------------------  -------------------
Gross profit                                                               447,547             442,649
Selling, general and administrative expenses                               353,937             358,917
Pension expense (income)                                                    (6,488)              5,399
                                                                   -------------------  -------------------
Operating income                                                           100,098              78,333
Other (income) expense, net                                                 (2,458)                (62)
Interest expense                                                            23,204              31,476
                                                                   -------------------  -------------------
Income (loss) from continuing operations
     before provision (benefit) for income taxes                            79,352              46,919
Provision (benefit) for income taxes                                        31,741              18,768
                                                                   -------------------  -------------------
Income (loss) from continuing operations                           $        47,611      $       28,151
                                                                   ===================  ===================
Basic income per common share: (e)
       Income (loss) from continuing operations                    $          1.06      $         0.62
                                                                   ===================  ===================
Diluted income per common share: (e)
       Income (loss) from continuing operations                    $          1.05      $         0.62
                                                                   ===================  ===================
Weighted average number of shares outstanding
    used in computing income (loss) per
    common share: (e)
       Basic                                                                45,061              45,061
                                                                   ===================  ===================
       Diluted                                                              45,463              45,463
                                                                   ===================  ===================

-------------------------------------------------------------------------------------------------------
RECONCILIATION OF PRO FORMA INCOME (LOSS) FROM
CONTINUING OPERATIONS TO PRO FORMA EBITDA:

INCOME (LOSS) FROM CONTINUING OPERATIONS                            $       47,611      $       28,151
Provision (benefit) for income taxes                                        31,741              18,768
Interest expense                                                            23,204              31,476
Depreciation and amortization expense                                       34,614              34,243
                                                                   -------------------  -------------------
Pro forma EBITDA                                                   $       137,170      $      112,638
                                                                   ===================  ===================

To present the statements of operations as if the Company had emerged from bankruptcy at the beginning of fiscal 2002, the Company has made pro forma adjustments:

(a) See Schedule 4 for pro forma adjustments for the fourth quarter of fiscal 2003.

(b) See Schedule 5 for pro forma adjustments for the fourth quarter of fiscal 2002.

(c)    See Schedule 6 for pro forma adjustments for fiscal 2003.

(d)    See Schedule 7 for pro forma adjustments for fiscal 2002.

(e) Income (loss) per common share and the weighted average number of shares outstanding of the Predecessor Company are based on historical shares outstanding and do not reflect the effect of the cancellation of the Company's Class A common stock and issuance of 45 million shares of new common stock in connection with the Company's emergence from bankruptcy on February 4, 2003. Due to the cancellation of the Predecessor's Class A common stock and the issuance of 45 million shares of new common stock by the Successor in connection with the Company's emergence from bankruptcy on February 4, 2003, income (loss) per common share for periods beginning after February 5, 2003 will not be comparable to income (loss) per common share for periods beginning before February 5, 2003.

                                                                      SCHEDULE 3

                             THE WARNACO GROUP, INC.

                      CONSOLIDATED CONDENSED BALANCE SHEETS
                            (IN THOUSANDS OF DOLLARS)
                                   (UNAUDITED)

                                                             SUCCESSOR          SUCCESSOR           PREDECESSOR
                                                         ----------------    ----------------    ----------------
                                                         JANUARY 3, 2004     FEBRUARY 4, 2003    JANUARY 4, 2003
                                                         ----------------    ----------------    ----------------
ASSETS                                                                         (RESTATED) (a)
Current assets:
    Cash                                                 $        53,457     $        20,706     $       114,025
    Restricted cash                                                    -               6,200               6,100
    Accounts receivable                                          209,491             196,622             188,358
    Inventories, net                                             279,838             348,033             345,269
    Other current assets                                          65,801              56,200              44,354
    Current assets of discontinued operations                     27,125                   -               2,972
                                                         ----------------    ----------------    ----------------
      Total current assets                                       635,712             627,761             701,078
                                                         ----------------    ----------------    ----------------
Property, plant and equipment - net                               96,867             129,357             156,712
Intangible and other assets                                      356,483             369,496              90,090
                                                         ----------------    ----------------    ----------------
TOTAL ASSETS                                             $     1,089,062     $     1,126,614     $       947,880
                                                         ================    ================    ================

LIABILITIES AND STOCKHOLDERS' EQUITY
  Liabilities not subject to compromise:
     Current liabilities:
      Current portion of long-term debt                  $             -     $         5,050     $         5,765
      Revolving credit facility                                        -              39,200                   -
      Other current liabilities                                  235,455             255,818             234,076
      Current liabilities of discontinued operations               7,441                   -                   -
                                                         ----------------    ----------------    ----------------
        Total current liabilities                                242,896             300,068             239,841
                                                         ----------------    ----------------    ----------------
     Long-term debt:
      Second Lien Notes due 2008                                       -             200,942                   -
      Senior Notes due 2013                                      210,000                   -                   -
      Other                                                        1,132               1,260               1,252
    Other long-term liabilities                                  112,374             120,796              76,801
Liabilities subject to compromise                                      -                   -           2,486,082
Total stockholders' equity (deficiency)                          522,660             503,548          (1,856,096)
                                                         ----------------    ----------------    ----------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $     1,089,062     $     1,126,614     $       947,880
                                                         ================    ================    ================

SUPPLEMENTAL INFORMATION:
    Debt                                                 $       211,132     $       246,452
    Cash (including restricted cash)                              53,457              26,906

(a) Restated to reflect the reclassification of deferred tax assets and deferred tax liabilities with a corresponding reduction in goodwill as a result of the change in classification of the Calvin Klein jeans license from an indefinite lived intangible asset to a finite lived intangible asset.

                                                                      SCHEDULE 4

                             THE WARNACO GROUP, INC.

                 PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCLUDING PER SHARE DATA)
                                   (UNAUDITED)

                                                              As Reported                          Pro Forma
                                                             For the Three        Pro            For the Three
                                                              Months Ended       Forma            Months Ended
                                                            January 3, 2004   Adjustments       January 3, 2004
                                                            ---------------   -----------       ---------------
Net revenues                                                $      337,424    $         -       $      337,424
Cost of goods sold                                                 230,403         (2,120)(a)          228,283
                                                            ---------------   -----------       ---------------
Gross profit                                                       107,021          2,120              109,141
Selling, general and administrative expenses                        86,967           (813)(b)           86,154
Pension income                                                      (6,488)             -               (6,488)
Restructuring items                                                  7,835         (7,835)(c)                -
                                                            ---------------   -----------       ---------------
Operating income                                                    18,707         10,768               29,475
Other income                                                          (586)             -                 (586)
Interest expense                                                     4,966              -                4,966
                                                            ---------------   -----------       ---------------
Income from continuing operations before
   provision for income taxes                                       14,327         10,768               25,095

Provision for income taxes                                           3,632          6,406 (d)           10,038
                                                            ---------------   -----------       ---------------
Income from continuing operations                           $       10,695    $     4,362       $       15,057
                                                            ===============   ===========       ===============

Basic income per common share: (e)
    Income from continuing operations                       $         0.24                      $         0.33
                                                            ===============                     ===============
Diluted income per common share: (e)
    Income from continuing operations                       $         0.23                      $         0.33
                                                            ===============                     ===============
Weighted average number of shares outstanding used in
    computing income per common share: (e)
       Basic                                                        45,157                              45,157
                                                            ===============                     ===============
       Diluted                                                      46,072                              46,072
                                                            ===============                     ===============

---------------------------------------------------------------------------------------------------------------
RECONCILIATION OF PRO FORMA INCOME FROM CONTINUING OPERATIONS TO PRO FORMA EBITDA:

PRO FORMA INCOME FROM CONTINUING OPERATIONS                                                     $       15,057
Provision for income taxes                                                                              10,038
Interest expense                                                                                         4,966
Depreciation and amortization expense                                                                    8,664
                                                                                                ---------------
Pro forma EBITDA                                                                                $       38,725
                                                                                                ===============

To present the statements of operations as if the Company had emerged from bankruptcy at the beginning of fiscal 2002, the Company has made pro forma adjustments to:

(a) Eliminate inventory markdowns of $2.1 million related to the sale of Company's intimate apparel manufacturing facility in Honduras.

(b) Eliminate bankruptcy and reorganization related expenses of $0.8 million incurred in the fourth quarter and included in selling, general and administrative expenses.

(c)    Eliminate restructuring items of $7.8 million.

(d) Adjust income tax provision to reflect the Company's estimated income tax rate of 40%.

(e) Pro forma income per common share and weighted average number of shares outstanding reflect the 45 million shares of new common stock issued upon the Company's emergence from bankruptcy on February 4, 2003. Income
       (loss) per common share and the weighted average number of shares outstanding of the Predecessor Company are based on historical shares outstanding and do not reflect the effect of the cancellation of the Company's Class A common stock and issuance of 45 million shares of new common stock in connection with the Company's emergence from bankruptcy on February 4, 2003. Due to the cancellation of the Predecessor's Class A common stock and the issuance of 45 million shares of new common stock by the Successor in connection with the Company's emergence from bankruptcy on February 4, 2003, income (loss) per common share for periods beginning after February 5, 2003 will not be comparable to income (loss) per common share for periods beginning before February 5, 2003.

                                                                      SCHEDULE 5

                             THE WARNACO GROUP, INC.

                 PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCLUDING PER SHARE DATA)
                                   (UNAUDITED)

                                                                 As Reported                      Pro Forma
                                                                For the Three        Pro        For the Three
                                                                 Months Ended       Forma        Months Ended
                                                               January 4, 2003   Adjustments   January 4, 2003
                                                               ---------------   -----------   ---------------
Net revenues                                                   $      339,100    $        -    $      339,100
Cost of goods sold                                                    236,654         8,746 (a)       245,400
                                                               ---------------   -----------   ---------------
Gross profit                                                          102,446        (8,746)           93,700
Selling, general and administrative expenses                          112,998       (27,097)(b)        85,901
Pension expense                                                         1,350             -             1,350
Reorganization items                                                   37,395       (37,395)(c)             -
                                                               ---------------   -----------   ---------------
Operating income (loss)                                               (49,297)       55,746             6,449
Other income                                                              (58)                            (58)
Interest expense                                                        5,785         1,827 (d)         7,612
                                                               ---------------   -----------   ---------------

Loss from continuing operations before
  provision (benefit) for income taxes                                (55,024)       53,919            (1,105)
Provision (benefit) for income taxes                                     (188)         (254)(e)          (442)
                                                               ---------------   -----------   ---------------
Loss from continuing operations                                $      (54,836)   $   54,173    $         (663)
                                                               ===============   ===========   ===============
Basic loss per common share: (f)
    Loss from continuing operations                            $        (1.03)                 $        (0.01)
                                                               ===============                 ===============
Diluted loss per common share: (f)
    Loss from continuing operations                            $        (1.03)                 $        (0.01)
                                                               ===============                 ===============
Weighted average number of shares outstanding used in
    computing loss per common share: (f)
       Basic                                                           52,990                          45,157
                                                               ===============                 ===============
       Diluted                                                         52,990                          45,157
                                                               ===============                 ===============

-----------------------------------------------------------------------------------------------------------------
RECONCILIATION OF PRO FORMA LOSS FROM CONTINUING OPERATIONS TO PRO FORMA EBITDA:

PRO FORMA LOSS FROM CONTINUING OPERATIONS                                                         $         (663)
Provision (benefit) for income taxes                                                                        (442)
Interest expense                                                                                           7,612
Depreciation and amortization expense                                                                      8,867
                                                                                                  ---------------
Pro forma EBITDA                                                                                  $       15,374
                                                                                                  ===============

To present the statements of operations as if the Company had emerged from bankruptcy at the beginning of fiscal 2002, the Company has made pro-forma adjustments to:

(a) Reflect the adoption of fresh start accounting and the change in the Company's inventory accounting policies to expense certain design, merchandising and other product related cost as incurred. As a result of this change, the pro forma adjustment eliminates $13.3 million of design, merchandising and other product related costs previously capitalized that were reflected in cost of goods sold during fiscal 2002, offset by a reclassification of $22.0 million to cost of goods sold from selling, general and administrative expenses, to conform to the Company's accounting policy subsequent to the adoption of fresh start accounting.

(b) Eliminate historical depreciation and amortization expense of $14.0 million and the reclassification to cost of goods sold of $22.0 million, offset by fresh start depreciation and amortization expense of $8.9 million based upon the valuation of the Company's fixed and intangible assets at fair value on February 4, 2003.

(c)    Eliminate reorganization items of $37.4 million.

(d) Record interest expense on the Senior Notes at 8 7/8% for three months of $4.7 million and interest expense of $0.1 million on certain leases settled in connection with the Company's bankruptcy, partially offset by the elimination of interest expense of $3.0 million related to certain foreign debt repaid in connection with the Company's emergence from bankruptcy.

(e) Adjust income tax provision to reflect the Company's estimated income tax rate of 40%.

(f) Pro forma income (loss) per common share and weighted average number of shares outstanding reflect the 45 million shares of new common stock issued upon the Company's emergence from bankruptcy on February 4, 2003. Income (loss) per common share and the weighted average number of shares outstanding of the Predecessor Company are based on historical shares outstanding and do not reflect the effect of the cancellation of the Company's Class A common stock and issuance of 45 million shares of new common stock in connection with the Company's emergence from bankruptcy on February 4, 2003. Due to the cancellation of the Predecessor's Class A common stock and the issuance of 45 million shares of new common stock by the Successor in connection with the Company's emergence from bankruptcy on February 4, 2003, income (loss) per common share for periods beginning after February 5, 2003 will not be comparable to income (loss) per common share for periods beginning before February 5, 2003.

                                                                      SCHEDULE 6

                             THE WARNACO GROUP, INC.

                 PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCLUDING PER SHARE DATA)
                                   (UNAUDITED)

                                                                   FISCAL 2003
                                                    ------------------------------------------
                                                     Successor Company    Predecessor Company
                                                    -------------------  ---------------------
                                                        As Reported           As Reported                            Pro Forma
                                                      For the Eleven          For the One            Pro            Fiscal Year
                                                       Months Ended           Month Ended           Forma              Ended
                                                      January 3, 2004      February 4, 2003      Adjustments      January 3, 2004
                                                    -------------------  ---------------------  -------------    -----------------
Net revenues                                        $     1,264,249      $        110,172       $          -     $     1,374,421
Cost of goods sold                                          862,401                66,593             (2,120)(a)         926,874
                                                    -------------------  ---------------------  -------------    -----------------
Gross profit                                                401,848                43,579              2,120             447,547
Selling, general and administrative expenses                327,248                32,898             (6,209)(b)         353,937
Pension income                                               (6,488)                    -                  -              (6,488)
Restructuring items                                          19,101                     -            (19,101)(c)               -
Reorganization items                                              -                29,805            (29,805)(c)               -
Amortization of sales order backlog                          11,800                     -            (11,800)(d)               -
                                                    -------------------  ---------------------  -------------    -----------------
Operating income (loss)                                      50,187               (19,124)            69,035             100,098
Gain on cancellation of pre-petition indebtedness                 -            (1,692,696)         1,692,696 (e)               -
Fresh start adjustments                                           -              (765,726)           765,726 (e)               -
Other (income) expense, net                                  (2,817)                  359                  -              (2,458)
Interest expense                                             20,641                 1,751                812 (f)          23,204
                                                    -------------------  ---------------------  -------------    -----------------
Income from continuing operations
     before provision for income taxes                       32,363             2,437,188         (2,390,199)             79,352
Provision for income taxes                                   12,084                78,150            (58,493)(g)          31,741
                                                    -------------------  ---------------------  -------------    -----------------
Income from continuing operations                   $        20,279      $      2,359,038       $ (2,331,706)    $        47,611
                                                    ===================  =====================  =============    =================
Basic income per common share: (h)
    Income from continuing operations               $          0.45      $          44.52                        $          1.06
                                                    ===================  =====================                   =================
Diluted income per common share : (h)
    Income from continuing operations               $          0.45      $          44.52                        $          1.05
                                                    ===================  =====================                   =================
Weighted average number of shares outstanding
    used in computing income per common share: (h)
       Basic                                                 45,061                52,990                                 45,061
                                                    ===================  =====================                   =================
       Diluted                                               45,463                52,990                                 45,463
                                                    ===================  =====================                   =================

----------------------------------------------------------------------------------------------------------------------------------
RECONCILIATION OF PRO FORMA INCOME FROM CONTINUING OPERATIONS TO PRO FORMA EBITDA:

PRO FORMA INCOME FROM CONTINUING OPERATIONS                                                                      $        47,611
Provision for income taxes                                                                                                31,741
Interest expense                                                                                                          23,204
Depreciation and amortization expense                                                                                     34,614
                                                                                                                 -----------------
Pro forma EBITDA                                                                                                 $       137,170
                                                                                                                 =================


To present the statements of operations as if the Company had emerged from bankruptcy at the beginning of fiscal 2002, the Company has made pro forma adjustments to:

(a) Eliminate inventory markdowns of $2.1 million related to the sale of Company's intimate apparel manufacturing facility in Honduras.

(b) Eliminate historical depreciation and amortization expense of $4.3 million for January 2003, record depreciation and amortization expense of $3.1 million based upon the fair value of the Company's assets and eliminate bankruptcy and reorganization related expenses of $5.0 million included in selling, general and administrative expenses.

(c) Eliminate restructuring and reorganization items of $19.1 million and $29.8 million, respectively.

(d) Eliminate the amortization of sales order backlog of $11.8 million. The amortization of sales order backlog results from the Company's adoption of fresh start accounting as of February 4, 2003. The amortization of sales order backlog is a non-recurring charge and is not expected to have a continuing effect on the Company's results of operations after it was fully amortized in fiscal 2003.

(e) Eliminate cancellation of debt of $1,692.7 million and fresh start adjustments of $765.7 million.

(f) Record interest expense on the Senior Notes at 8 7/8% for the month of January 2003 of $1.6 million, partially offset by the elimination of interest expense on certain foreign debt agreements subject to standstill agreements paid as part of the Company's plan of reorganization of $0.8 million.

(g) Adjust the income tax provision using the Company's estimated rate of 40%.

(h) Pro forma income (loss) per common share and weighted average number of shares outstanding reflect the 45 million shares of new common stock issued upon the Company's emergence from bankruptcy on February 4, 2003. Income (loss) per common share and the weighted average number of shares outstanding of the Predecessor Company are based on historical shares outstanding and do not reflect the effect of the cancellation of the Company's Class A common stock and issuance of 45 million shares of new common stock in connection with the Company's emergence from bankruptcy on February 4, 2003. Due to the cancellation of the Predecessor's Class A common stock and the issuance of 45 million shares of new common stock by the Successor in connection with the Company's emergence from bankruptcy on February 4, 2003, income (loss) per common share for periods beginning after February 5, 2003 will not be comparable to income (loss) per common share for periods beginning before February 5, 2003.

                                                                      SCHEDULE 7

                             THE WARNACO GROUP, INC.

                 PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCLUDING PER SHARE DATA)
                                   (UNAUDITED)


                                                             As Reported                                  Pro Forma
                                                             Fiscal Year                Pro              Fiscal Year
                                                                Ended                  Forma                Ended
                                                           January 4, 2003          Adjustments        January 4, 2003
                                                        -----------------------  ------------------- ---------------------
Net revenues                                            $        1,408,242       $            -      $      1,408,242
Cost of goods sold                                                 998,454              (32,861)(a)           965,593
                                                        -----------------------  ---------------     ---------------------
Gross profit                                                       409,788               32,861               442,649
Selling, general and administrative expenses                       374,320              (15,403)(b)           358,917
Pension expense                                                      5,399                    -                 5,399
Reorganization items                                               114,495             (114,495)(c)                 -
                                                        -----------------------  ---------------     ---------------------
Operating income (loss)                                            (84,426)             162,759                78,333
Other income                                                           (62)                   -                   (62)
Interest expense                                                    19,972               11,504 (d)            31,476
                                                        -----------------------  ---------------     ---------------------
Income (loss) from continuing operations before
    provision for income taxes                                    (104,336)             151,255                46,919
Provision for income taxes                                          49,648              (30,880)(e)            18,768
                                                        -----------------------  ---------------     ---------------------
Income (loss) from continuing operations                $         (153,984)      $      182,135      $         28,151
                                                        =======================  ===============     =====================
Basic income (loss) per common share: (f)
    Income (loss) from continuing operations            $            (2.91)                          $           0.62
                                                        =======================                      =====================
Diluted income (loss) per common share: (f)
    Income (loss) before accounting change              $            (2.91)                          $           0.62
                                                        =======================                      =====================
Weighted average number of shares outstanding used in
    computing income (loss) per common share: (f)
       Basic                                                        52,990                                     45,061
                                                        =======================                      =====================
       Diluted                                                      52,990                                     45,463
                                                        =======================                      =====================

----------------------------------------------------------------------------------------------------------------------
RECONCILIATION OF PRO FORMA INCOME FROM CONTINUING OPERATIONS TO PRO FORMA EBITDA:

PRO FORMA INCOME FROM CONTINUING OPERATIONS                                                          $         28,151
Provision for income taxes                                                                                     18,768
Interest expense                                                                                               31,476
Depreciation and amortization expense                                                                          34,243
                                                                                                     ---------------------
Pro forma EBITDA                                                                                     $        112,638
                                                                                                     =====================


To present the statements of operations as if the Company had emerged from bankruptcy at the beginning of fiscal 2002, the Company has made pro forma adjustments to:

(a) Reflect the adoption of fresh start accounting and the change in the Company's inventory accounting policies to expense certain design, merchandising and other product related costs as incurred. As a result of this change, the pro forma adjustment eliminates $32.9 million of design, merchandising and other product related costs previously capitalized that were reflected in cost of goods sold for fiscal 2002.

(b) Eliminate historical depreciation and amortization expense of $53.2 million and eliminate lease expense of $8.2 million related to certain leases settled as part of the Company's bankruptcy, partially offset by fresh start depreciation and amortization expense of $34.2 million based on the valuation of the Company's fixed and intangible assets at fair value on February 4, 2003 and the reclassification of $11.8 million of design, merchandising and other product related costs from cost of goods sold to selling, general and administrative expenses to conform to the Company's accounting policy subsequent to fresh start accounting.

(c)    Eliminate reorganization items of $114.5 million.

(d) Record interest expense on the Senior Notes at 8 7/8% of $18.6 million and interest of $0.8 million on certain leases settled in connection with the Company's bankruptcy, partially offset by the elimination of interest expense of $7.9 million related to certain foreign debt repaid in connection with the Company's emergence from bankruptcy.

(e) Adjust income tax provision to reflect the Company's estimated income tax rate of 40%.

(f) Pro forma income (loss) per common share and weighted average number of shares outstanding reflect the 45 million shares of new common stock issued upon the Company's emergence from bankruptcy on February 4, 2003. Income (loss) per common share and the weighted average number of shares outstanding of the Predecessor Company are based on historical shares outstanding and do not reflect the effect of the cancellation of the Company's Class A common stock and issuance of 45 million shares of new common stock in connection with the Company's emergence from bankruptcy on February 4, 2003. Due to the cancellation of the Predecessor's Class A common stock and the issuance of 45 million shares of new common stock by the Successor in connection with the Company's emergence from bankruptcy on February 4, 2003, income (loss) per common share for periods beginning after February 5, 2003 will not be comparable to income (loss) per common share for periods beginning before February 5, 2003.

                                                                      SCHEDULE 8

                             THE WARNACO GROUP, INC.

            NET REVENUES AND OPERATING INCOME (LOSS) BY BUSINESS UNIT

                                                                           THREE MONTHS ENDED
                                             -------------------------------------------------------------------------------
                                                JANUARY 3,          JANUARY 4,             INCREASE                %
NET REVENUES:                                      2004                2003               (DECREASE)             CHANGE
                                             -----------------   -----------------    --------------------   ---------------
Intimate Apparel Group                       $        146,017    $        150,676     $            (4,659)            -3.1%
Sportswear Group                                      117,333             127,457                 (10,124)            -7.9%
Swimwear Group                                         74,074              60,967                  13,107             21.5%
                                             -----------------   -----------------    --------------------   ---------------
Net Revenues                                 $        337,424    $        339,100     $            (1,676)            -0.5%
                                             =================   =================    ====================   ===============

                                                                             THREE MONTHS ENDED
                                             --------------------------------------------------------------------------------
                                                JANUARY 3,             % OF               JANUARY 4,              % OF
                                                   2004            NET REVENUE               2003             NET REVENUE
                                             -----------------   -----------------    --------------------   ---------------
OPERATING INCOME:
Intimate Apparel Group                       $         11,163                3.3%     $             5,642              1.7%
Sportswear Group                                       11,914                3.5%                  (3,088)            -0.9%
Swimwear Group                                         15,657                4.6%                      39              0.0%
                                             -----------------   -----------------    --------------------   ---------------
Group operating income                                 38,734               11.5%                   2,593              0.8%
Unallocated corporate expenses                        (11,389)              -3.4%                 (14,265)            -4.2%
Amortization of intangibles                              (803)              -0.2%                    (230)            -0.1%
Restructuring items                                    (7,835)              -2.3%                       -              0.0%
Reorganization items                                        -                0.0%                 (37,395)           -11.0%
                                             -----------------   -----------------    --------------------   ---------------
Operating income (loss)                      $         18,707                5.5%     $           (49,297)           -14.5%
                                             =================   =================    ====================   ===============

RECONCILIATION OF OPERATING INCOME (LOSS)
TO PRO FORMA OPERATING INCOME (LOSS):
                                                                             THREE MONTHS ENDED
                                             --------------------------------------------------------------------------------
                                                JANUARY 3,             % OF               JANUARY 4,              % OF
                                                   2004            NET REVENUE               2003             NET REVENUE
                                             -----------------   -----------------    --------------------   ---------------
AS REPORTED OPERATING INCOME (LOSS):         $         18,707                5.5%     $           (49,297)           -14.5%
   Reorganization items                                     -                0.0%                  37,395             11.0%
   Reorganization items in SG&A                           813                0.2%                       -              0.0%
   Restructuring items                                  7,835                2.3%                       -              0.0%
   Amortization of sales order backlog                      -                0.0%                       -              0.0%
   Fresh start adjustments - product costs              2,120                0.6%                  13,257              3.9%
   Fresh start adjustments - depreciation
      and amortization                                      -                0.0%                   5,094              1.5%
   GECC lease adjustments                                   -                0.0%                       -              0.0%
                                             -----------------   -----------------    --------------------   ---------------
PRO FORMA OPERATING INCOME (LOSS)            $         29,475                8.7%     $             6,449              1.9%
                                             =================   =================    ====================   ===============

                                                                             FISCAL YEAR ENDED
                                             -----------------------------------------------------------------------------------
                                                 JANUARY 3,             JANUARY 4,               INCREASE               %
NET REVENUES:                                     2004 (a)                 2003                 (DECREASE)            CHANGE
                                             --------------------   --------------------    -------------------    -------------
Intimate Apparel Group                       $           572,813    $           614,155     $          (41,342)           -6.7%
Sportswear Group                                         440,516                483,461                (42,945)           -8.9%
Swimwear Group                                           361,092                310,626                 50,466            16.2%
                                             --------------------   --------------------    -------------------    -------------
Net Revenues                                 $         1,374,421    $         1,408,242     $          (33,821)           -2.4%
                                             ====================   ====================    ===================    =============

                                                                             FISCAL YEAR ENDED
                                             -----------------------------------------------------------------------------------
                                                 JANUARY 3,                % OF                 JANUARY 4,             % OF
                                                  2004 (a)              NET REVENUE                2003            NET REVENUE
                                             --------------------   --------------------    -------------------    -------------
OPERATING INCOME:
Intimate Apparel Group                       $            61,233                   4.5%     $           47,078             3.3%
Sportswear Group                                          37,882                   2.8%                 20,185             1.4%
Swimwear Group                                            61,039                   4.4%                 30,036             2.1%
                                             --------------------   --------------------    -------------------    -------------
Group operating income                                   160,154                  11.7%                 97,299             6.9%
Unallocated corporate expenses                           (64,310)                 -4.7%                (66,308)           -4.7%
Amortization of intangibles                              (15,875)                 -1.2%                   (922)           -0.1%
Restructuring items                                      (19,101)                 -1.4%                      -             0.0%
Reorganization items                                     (29,805)                 -2.2%               (114,495)           -8.1%
                                             --------------------   --------------------    -------------------    -------------
Operating income (loss)                      $            31,063                   2.3%     $          (84,426)           -6.0%
                                             ====================   ====================    ===================    =============

RECONCILIATION OF OPERATING INCOME (LOSS)
TO PRO FORMA OPERATING INCOME (LOSS):
                                                                             FISCAL YEAR ENDED
                                             -----------------------------------------------------------------------------------
                                                 JANUARY 3,                % OF                 JANUARY 4,             % OF
                                                  2004 (a)              NET REVENUE                2003            NET REVENUE
                                             --------------------   --------------------    -------------------    -------------
AS REPORTED OPERATING INCOME (LOSS):         $            31,063                   2.3%     $          (84,426)           -6.0%
   Reorganization items                                   29,805                   2.2%                114,495             8.1%
   Reorganization items in SG&A                            5,012                   0.4%                      -             0.0%
   Restructuring items                                    19,101                   1.4%                      -             0.0%
   Amortization of sales order backlog                    11,800                   0.9%                      -             0.0%
   Fresh start adjustments - product costs                 2,120                   0.2%                 21,061             1.5%
   Fresh start adjustments - depreciation
      and amortization                                     1,197                   0.1%                 19,003             1.3%
   GECC lease adjustments                                      -                   0.0%                  8,200             0.6%
                                             --------------------   --------------------    -------------------    -------------
PRO FORMA OPERATING INCOME (LOSS)            $           100,098                   7.3%     $           78,333             5.6%
                                             ====================   ====================    ===================    =============

(a) The fiscal year ended January 3, 2004 is comprised of the one month ended February 4, 2003 combined with the eleven months ended January 3, 2004.

                                                                      SCHEDULE 9

                             THE WARNACO GROUP, INC.

                 PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                     For the Year Ended January 4, 2003 (a) (b)
                                           ------------------------------------------------------------------------------------
                                                  First           Second            Third          Fourth            Fiscal
                                                 Quarter          Quarter          Quarter         Quarter            Year
                                                 -------          -------          -------         -------            ----
Net revenues                               $      388,855   $      360,000   $      320,287   $      339,100   $     1,408,242
Cost of goods sold                                261,424          239,831          218,938          245,400           965,593
                                           ---------------  ---------------  ---------------  ---------------  ----------------

Gross profit                                      127,431          120,169          101,349           93,700           442,649
Selling, general and administrative
  expenses                                         96,056           91,810           85,150           85,901           358,917
Pension expense                                     1,349            1,350            1,350            1,350             5,399
                                           ---------------  ---------------  ---------------  ---------------  ----------------
Operating income                                   30,026           27,009           14,849            6,449            78,333
Other income                                           (1)              (3)               -              (58)              (62)
Interest expense                                   10,227            6,290            7,347            7,612            31,476
                                           ---------------  ---------------  ---------------  ---------------  ----------------
Income (loss) from continuing
  operations before provision (benefit)
  for income taxes                                 19,800           20,722            7,502           (1,105)           46,919
Provision (benefit) for income taxes                7,920            8,289            3,001             (442)           18,768
                                           ---------------  ---------------  ---------------  ---------------  ----------------
Income (loss) from continuing operations   $       11,880   $       12,433   $        4,501   $         (663)  $        28,151
                                           ===============  ===============  ===============  ===============  ================

                                                                     For the Year Ended January 3, 2004 (a)
                                           ------------------------------------------------------------------------------------
                                                 First           Second            Third            Fourth            Fiscal
                                               Quarter (c)      Quarter (c)      Quarter (c)        Quarter            Year
                                               -----------      -----------      -----------        -------            ----
Net revenues                               $      422,845   $      320,309   $      293,843   $      337,424   $     1,374,421
Cost of goods sold                                263,479          230,312          204,800          228,283           926,874
                                           ---------------  ---------------  ---------------  ---------------  ----------------

Gross profit                                      159,366           89,997           89,043          109,141           447,547
Selling, general and administrative
  expenses (c)                                     99,259           85,270           83,254           86,154           353,937
Pension income                                          -                -                -           (6,488)           (6,488)
                                           ---------------  ---------------  ---------------  ---------------  ----------------
Operating income                                   60,107            4,727            5,789           29,475           100,098
Other (income) expense, net                           395           (1,363)            (904)            (586)           (2,458)
Interest expense                                    6,950            5,392            5,896            4,966            23,204
                                           ---------------  ---------------  ---------------  ---------------  ----------------
Income from continuing operations
     before provision for income taxes             52,762              698              797           25,095            79,352
Provision for income taxes                         21,105              279              319           10,038            31,741
                                           ---------------  ---------------  ---------------  ---------------  ----------------
Income from continuing operations          $       31,657   $          419   $          478   $       15,057   $        47,611
                                           ===============  ===============  ===============  ===============  ================

(a) Excludes discontinued operations and presents the statements of operations as if the Company had emerged from bankruptcy at the beginning of fiscal 2002.

(b) Reflects the reclassification of certain design, merchandising and other product related costs previously included in cost of goods sold that have been reclassified to selling, general and administrative expenses to conform to the Company's accounting policy subsequent to fresh start accounting. The effect of this reclassification, on a pro forma basis, has resulted in a decrease in cost of goods sold of $12.7 million, $10.2 million and $10.9 million in the first, second and third quarters of fiscal 2003, respectively, and an increase in cost of goods sold of $22.0 million in the fourth quarter of fiscal 2002.

(c) Reflects restatement for the recognition of $0.6 million of amortization expense, included in selling, general and administrative expenses for each of the first three quarters of fiscal 2003 related to the change in classification of the Calvin Klein jeans license from an indefinite lived intangible asset to a finite lived intangible asset.

                                                                     SCHEDULE 10

                             THE WARNACO GROUP, INC.

                             RESTATED QUARTERLY DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                     As Reported
                                                          ------------------------------------------------------------------
                                                           For the Period From        For the Three        For the Three
                                                            February 5, 2003          Months Ended          Months Ended
                                                            to April 5, 2003          July 5, 2003        October 4, 2003
                                                          ----------------------   --------------------  -------------------
Selling, general and administrative expenses (a)          $              67,183    $            84,703   $           86,886

Operating income (loss) (a)                                              43,291                 (9,263)              (1,036)

Income (loss) from continuing operations (a)                             22,753                 (6,964)              (4,693)

Net income (loss)                                         $              22,639    $            (8,464)  $           (6,660)
                                                          ----------------------   --------------------  -------------------
Basic income (loss) per common share:
    Income (loss) from continuing operations              $                0.51    $             (0.15)  $            (0.10)
                                                          ======================   ====================  ===================
    Net income (loss)                                     $                0.50    $             (0.19)  $            (0.15)
                                                          ======================   ====================  ===================
Diluted income (loss) per common share:
    Income (loss) from continuing operations              $                0.50    $             (0.15)  $            (0.10)
                                                          ======================   ====================  ===================
    Net income (loss)                                     $                0.50    $             (0.19)  $            (0.15)
                                                          ======================   ====================  ===================
Weighted average number of shares outstanding
    used in computing income (loss) per common share:
      Basic                                                              45,000                 45,010               45,065
                                                          ======================   ====================  ===================
      Diluted                                                            45,200                 45,010               45,065
                                                          ======================   ====================  ===================

                                                                                   As Restated (b)
                                                          ------------------------------------------------------------------
                                                           For the Period From        For the Three        For the Three
                                                            February 5, 2003          Months Ended          Months Ended
                                                            to April 5, 2003          July 5, 2003        October 4, 2003
                                                          ----------------------   --------------------  -------------------
Selling, general and administrative expenses (a)          $              67,561    $            85,270   $           87,453

Operating income (loss) (a)                                              42,913                 (9,830)              (1,603)

Income (loss) from continuing operations (a)                             22,375                 (7,531)              (5,260)

Net income (loss)                                         $              22,261    $            (9,031)  $           (7,227)
                                                          ----------------------   --------------------  -------------------
Basic income (loss) per common share:
    Income (loss) from continuing operations              $                0.50    $             (0.17)  $            (0.12)
                                                          ======================   ====================  ===================
    Net income (loss)                                     $                0.49    $             (0.20)  $            (0.16)
                                                          ======================   ====================  ===================
Diluted income (loss) per common share:
    Income (loss) from continuing operations              $                0.50    $             (0.17)  $            (0.12)
                                                          ======================   ====================  ===================
    Net income (loss)                                     $                0.49    $             (0.20)  $            (0.16)
                                                          ======================   ====================  ===================
Weighted average number of shares outstanding
  used in computing income (loss) per common
  share:
      Basic                                                              45,000                 45,010               45,065
                                                          ======================   ====================  ===================
      Diluted                                                            45,200                 45,010               45,065
                                                          ======================   ====================  ===================

(a)     Excludes the results of discontinued operations.

(b) Reflects restatement for the recognition of amortization expense of $0.4 million for the period February 5, 2003 to April 5, 2003 and $0.6 million for each of the second and third quarters of fiscal 2003 related to the Company's Calvin Klein jeans license due to the change in classification of the license from an indefinite lived intangible asset to a finite lived intangible asset.